                                                                     Exhibit 2.1

                   AGREEMENT FOR SALE AND PURCHASE OF ASSETS
                   -----------------------------------------


          THIS AGREEMENT FOR SALE AND PURCHASE OF ASSETS ("Agreement") is made and entered into as of June 23, 1997, by and among Delta Play Ltd., a corporation organized under the laws of the Province of British Columbia, Canada ("Delta Play") and Safeplay Designs Inc., a corporation organized under the laws of the Province of British Columbia ("Safeplay") (Delta Play and Safeplay being referred to hereinafter collectively as the "Seller"), Dan Buchanan ("Buchanan"), 401566 B.C. Ltd., Steven Lee, Darci Forbes and Bonnie Buchanan (collectively, "Seller's Shareholders"), Koala Corporation, a Colorado corporation (the "Buyer") and Delta Play Company, a corporation organized under the laws of the Province of Nova Scotia, Canada (the "Company").


                                    RECITALS
                                    --------

          A. Seller conducts a business of designing, constructing, selling and distributing indoor and outdoor play equipment and accessories for children's use in commercial and non-commercial settings (the "Business").

          B. Seller's Shareholders (together with Delta Play in the case of Safeplay) are the sole owners of Seller.

          C.    Buchanan is the sole shareholder of 401566 B.C. Ltd.

          D. Seller, Buchanan and Seller's Shareholders desire to sell the Business and substantially all of the assets used in the Business. Buyer desires to purchase and acquire the Business and substantially all of the assets used in the Business and to assume only specific liabilities as more specifically set forth below.


                                   AGREEMENT
                                   ---------

          NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, the parties hereto agree as follows:


          ARTICLE I.     ASSETS AND LIABILITIES
                         ----------------------

          1.1   Sale of Assets.  Subject to the terms and conditions set forth
                --------------
in this Agreement (and except for the assets excluded as provided in Section 1.2
                                                                     -----------
hereof), Seller shall sell, convey, transfer, assign and deliver to newly-formed subsidiaries of Buyer (the "Company" and the "U.S. Subsidiary") as described in

Section 1.3, and Buyer shall cause the Company and U.S. Subsidiary to purchase
-----------
all of Seller's right of title and interest in and to the Business and the assets (the "Purchased Assets") owned by Seller or used in the Business as a going concern as of the Effective Time (as hereinafter defined) including, but not limited to, the following:

          (a) All of Seller's cash, cash equivalents and prepaid expenses;

          (b) All of Seller's accounts receivable except for the accounts receivable described in Section 1.2(b) ("Accounts Receivable");
                        --------------

          (c) All tangible personal property of all kinds owned by Seller or used in the Business (the "Personal Property") including all of the furniture and fixtures, leasehold improvements, molds and tooling (the "Molds") and equipment listed on Schedule 1.1(c) attached hereto;
                    ---------------

          (d) The patents, copyrights, trademarks, tradenames, logos, patterns, designs, goodwill, customer lists, trade secrets, know how, proprietary rights and other intellectual property rights owned by Seller or used in the Business (the "Intellectual Property"), including the Intellectual Property listed on
Schedule 1.1(d) attached hereto;
---------------

          (e) All forms and other supplies and expendables on order or on hand (the "Supplies");

          (f) All of Seller's existing contract rights, commitments, purchase orders and sales orders relating to the Business and disclosed to Buyer under
Section 4.18 hereof as updated pursuant to Section 5.10 (the "Assigned
------------                               ------------
Contracts");

          (g) All of Seller's, franchises, licenses, registrations, files, papers, books of account, sales and marketing records, personnel files and all other books and records and files of any kind or description relating to the Business;

          (h) Seller's finished goods, work in process and parts inventory (the "Purchased Inventory"); and

          (i) All of Seller's rights in and to the claims in the lawsuit by Delta Play against Prime Play Systems, Inc., Jason Wharrie, Robert Penz and others (the "Infringement Lawsuit").

The Purchased Assets shall include all of Seller's assets described above and reflected in Seller's financial statements for the year ended March 31, 1997, and any such assets acquired thereafter and prior to the Closing (as hereinafter defined) except for inventory transferred or disposed of in the ordinary course of business after such date or described in Section 1.2.
                                            -----------

    1.2   Excluded Assets.  The following assets of Seller (the "Excluded
          ---------------
Assets") shall be excluded from the Purchased Assets:

          (a) Seller's prepaid expenses described on Schedule 1.2 not assignable
                                                     ------------
to or useable by the Company following the Closing;

          (b) Seller's notes receivable or accounts receivable from related parties and the accounts receivable listed on Schedule 1.2; and
                                              ------------

          (c) Seller's Ball Washer and Fire Ladder assets described on

Schedule 1.2.
------------

    1.3   Allocation of Purchased Assets.  Buyer shall cause the Company
          ------------------------------
to purchase all of the Purchased Assets except the Intellectual Property and the Molds. Buyer shall cause the U.S. Subsidiary to purchase the Intellectual Property and the Molds.

    1.4   Liabilities Assumed by the Company.  As of the Effective Time
          ----------------------------------
(as hereinafter defined in Section 3.1, the Company shall assume only the
                           -----------
following liabilities of Seller (the "Assumed Liabilities"): (a) liabilities arising from and after the Effective Time under the Assigned Contracts; (b) accounts payable (the "Assumed Accounts"), (c) expenses arising after May 31, 1997, relating to the Infringement Lawsuit; and (d) warranty liabilities ("Assumed Warranties") to the extent of the warranty reserve reflected in the Closing Balance Sheet (as hereinafter defined in Section 3.6). The Assumed
                                                 -----------
Accounts and Assumed Warranties will only be assumed by the Company to the extent of the amount thereof included in the computation of Net Working Capital (as hereinafter defined in Section 2.1).
                           -----------

    1.5   Liabilities Not Assumed by the Company.  The Company shall not
          --------------------------------------
assume any liabilities of Seller except those described in Section 1.4 hereof.
                                                           -----------
Specifically, the Company is not assuming any disclosed or undisclosed liabilities of any nature not included as Assumed Liabilities relating to the Business or its operation prior to the Effective Time, including any payments due suppliers under any contracts or commitments not included as Assigned Contracts or Assumed Accounts, taxes of any kind, salaries, bonuses or any other amounts due Seller's employees for the period prior to the Effective Time, pension or any other liability to any of Seller's employees for the period prior to the Effective Time, or liabilities resulting from any products sold by Seller prior to the Effective Time in excess of the Assumed Warranties. Seller shall promptly pay when due or otherwise discharge all liabilities relating to the Business and its operations prior to the Effective Time that are not Assumed Liabilities; provided Seller shall be entitled to contest any liabilities in good faith so long as no lien or charge is imposed on the Purchased Assets, the Company or the U.S. Subsidiary as a result thereof.

          ARTICLE II.    PURCHASE PRICE
                         --------------

          2.1   Purchase Price.  The consideration for the purchase ("Purchase
                --------------
Price") shall be as follows:

                (a) Cash in the amount of U.S. $4,117,000.00 (the "Cash
Portion");

                (b) Koala common stock (the "Stock Portion") with a value of U.S. $600,000.00 based on the closing sale price of Koala common stock on the NASDAQ National Market on the last business day immediately preceding the Closing Date (with the number of shares rounded to the nearest whole number);

                (c) The Additional Purchase Price described in Section 2.2; and
                                                               -----------

                (d) The amount of the Assumed Liabilities.

          The Purchase Price is based on Net Working Capital included in the Purchased Assets being equal to Canadian $613,000.00. The Cash Portion will be increased or decreased on a dollar for dollar basis by the amount Net Working Capital is more or less than Canadian $613,000.00. This adjustment in the
Purchase Price will be made based on the Closing Balance Sheet.    Net Working
Capital shall mean (a) the sum of cash, cash equivalents, accounts receivable, inventory and prepaid expenses included in the Purchased Assets, minus (b) the sum of all of Seller's liabilities assumed by the Company under Section 1.4.
                                                                -----------
Net Working Capital shall be determined based on the Closing Balance Sheet as specified in Section 3.6.
             -----------

          2.2   Additional Purchase Price.  The Company shall pay Seller an
                -------------------------
additional amount (the "Additional Purchase Price") equal to (a) Canadian $1,500,000.00 reduced by (b) Canadian $0.50 for each Canadian $1.00 by which the Company generates net income before taxes ("Net Income") of less than Canadian $3,000,000.00 but not less than Canadian $1,800,000.00 for the twelve (12) month period ending on the first anniversary of the Effective Time. If the Company has Net Income of less than Canadian $1,800,000, no Additional Purchase Price shall be due and payable by the Company. The Additional Purchase Price shall be paid by the Company to Seller no later than sixty (60) days after the first anniversary of the Closing Date. Net Income and the Additional Purchase Price shall be calculated in accordance with generally accepted accounting principles from the Company's regularly prepared financial statements by the independent chartered accountants regularly engaged by Buyer, except that: (a) in computing Net Income, all revenue generated by the Business and Purchased Assets shall be included, there shall be no intercompany charges for management services, license fees or other similar amounts, and there will be no deduction for audit fees or for any severance payment to Dan Buchanan under the letter agreement attached as

Exhibit A or for any penalties incurred by the Company with respect
---------
to the transfer taxes described in Section 6.4; and (b) if United States generally accepted accounting principles are different from Canadian generally accepted accounting principles, and one set of principles yields a Net Income figure over Canadian $1,800,000 and the other set of principles yields a Net Income figure less than Canadian $1,800,000, then for purposes of this Section 2.2, the Company will use the set of principles yielding the higher Net Income figure. During the twelve (12) month period for which the Additional Purchase Price is calculated, Buyer will cause the Company to provide Seller with the Company's regularly prepared monthly financial statements on a timely basis.

          2.3   Allocation of Purchase Price.  The Purchase Price will be
                ----------------------------
allocated among the Purchased Assets in the manner set forth in Schedule 2.3.
                                                                ------------

          ARTICLE III    THE CLOSING
                         -----------

          3.1   Place and Time.  The closing (the "Closing") under this
                --------------
Agreement will take place on June 23, 1997, unless Buyer elects to delay the Closing to a date specified by Buyer no later than June 30, 1997 by written notice to Seller on or before June 23, 1997 (the date on which the Closing occurs is referred to herein as the "Closing Date"). The Closing will take place at the offices of Ladner Downs in Vancouver, British Columbia. The Closing will be effective as of the 12:01 a.m. Pacific Time on June 1, 1997 (the "Effective Time").

          3.2   Payment and Delivery by Buyer.  At the Closing, and subject to
                -----------------------------
the terms and conditions as set forth herein, Buyer shall:

                (a) cause the Company and the U.S. Subsidiary to deliver to Seller the Cash Portion of the Purchase Price, net of the holdback described in
Section 3.7, in the form of bank cashier's check, certified solicitor's check or
-----------
by wire transfer of funds;

                (b) execute and deliver the certificate required by Section 9.1
                                                                    -----------
hereof;

                (c) cause the Company to execute and deliver the General Assignment, Conveyance and Assumption Agreement described in Section 3.3
                                                             -----------
pursuant to which the Company will assume the Assumed Liabilities; and

                (d) execute and deliver to Seller a registration rights agreement for the Stock Portion of the Purchase Price in the form of Exhibit B;
                                                                     ---------

In addition, no later than seven (7) business days following the Closing Date, Buyer shall deliver to Seller a stock certificate for the Stock Portion of the Purchase Price;

          3.3   Delivery by Seller.  At the Closing, and subject to the terms
                ------------------
and conditions as set forth herein, Seller shall:

                (a) execute and deliver a General Assignment, Conveyance and Assumption Agreement, with warranty of title, conveying all of the Purchased Assets except the Intellectual Property and Molds to the Company;

                (b) execute and deliver appropriate documents conveying the Intellectual Property and Molds to the U.S. Subsidiary;

                (c) execute and deliver such other warranty bills of sale, endorsements, assignments, certificates of title, and other instruments of transfer and conveyance as are reasonably requested by Buyer;

                (d) deliver fully executed releases of all liens, charges, encumbrances or security interests affecting the Purchased Assets;

                (e) execute and deliver appropriate documents changing its name to a name that does not include "Delta Play" or "Safeplay";

                (f) deliver duly signed consents required for the assignment of any Assigned Contracts; and

                (g) execute and deliver the certificate required by Section 8.1
                                                                    -----------
hereof.

          The documents described in (a), (b), (c), (f) and (g) shall be prepared by Buyer's counsel and shall be reasonably satisfactory to Seller and Seller's counsel. All of the Purchased Assets shall be conveyed to the Company and the U.S. Subsidiary, as applicable, free and clear of all liens and encumbrances. Each party will from time to time after the Closing, at the other party's request, execute such further instruments as the other party reasonably deems necessary to carry out the sale of the Purchased Assets pursuant to this Agreement.

          3.4   Other Deliveries.  At the Closing, the Company and Buchanan
                ----------------
shall enter into the letter agreement regarding his employment by the Company attached as Exhibit A.
            ---------

          3.5   Possession.  The Company and the U.S. Subsidiary shall be
                ----------
entitled to take possession of and Seller shall deliver to the Company and U.S. Subsidiary, as applicable, the Purchased Assets at the close of business on the Closing Date effective as of the Effective Time. The delivery shall take place at Seller's principal place of business.

          3.6   Calculation of Net Working Capital.  Net Working Capital will be
                ----------------------------------
determined as of the close of business on May 31, 1997 based on a balance sheet (the "Closing Balance Sheet") prepared by Buyer's independent chartered accountant in accordance with Canadian generally accepted accounting principles subject to the following:

                (a) Purchased Inventory will be valued at the lower of cost or market value, with no value being given to obsolete (i.e., not usable or saleable in the ordinary course within 270 days) or damaged inventory not usable in the ordinary course of business;

                (b) Cash Equivalents will be valued at fair market value as of the close of business on May 31, 1997;

                (c) Accounts Receivable will be valued as of the close of business on May 31, 1997, net of a reserve in an amount consistent with the reserve established in the audited financial statement for Delta Play prepared by Ernst & Young and the unaudited financial statement for Safeplay for the year ended March 31, 1997 (the "Reserve"), with no value being given to Accounts Receivable more than ninety (90) days past due; and

                (d) the warranty reserve consistent with the reserve established in the audited financial statement for Delta Play prepared by Ernst & Young and the unaudited financial statement for Safeplay for the year ended March 31, 1997.

          3.7   Disputes Concerning Financial Calculations Affecting Purchase
                -------------------------------------------------------------
Price.  For the purposes of the Net Working Capital calculation described in
-----
Section 2.1 and the Net Income calculation described in Section 2.2, Seller
------------                                            -----------
shall receive copies of the calculations prepared by Buyer's independent chartered accountant and may dispute any aspect of the Net Working Capital calculation or Net Income calculation, by giving written notice to Buyer within twenty-one (21) business days following the delivery of such calculation to Seller. If such dispute is not resolved promptly by agreement and in any event within twenty-one (21) business days after the delivery of the notice of dispute to Buyer, the matter will be referred to binding arbitration before a chartered accountant qualified to practice in the Province of British Columbia to be nominated by the President of the Institute of Chartered Accountants of British Columbia. The arbitrator will determine the matter in dispute as a single arbitrator in accordance with the Commercial Arbitration Act (British Columbia)
                                  --------------------------
and will be instructed to make a decision within thirty (30) days of being appointed. At any time during such thirty (30) day period, Seller or Buyer may make written submissions to the arbitrator concerning the specific items in dispute, copies of which submissions will be delivered to the other parties contemporaneously with the delivery thereof to the arbitrator. The decision of the arbitrator with respect to any matter in dispute will be final and binding on Buyer and Seller and, to the fullest extent permitted by law, will not be subject to appeal or review by any party. The fees and expenses of the arbitrator shall be borne equally by Seller and Buyer. Upon agreement with respect to all matters in dispute, or upon a decision of the arbitrator with respect to all matters in dispute, such amendments will be made to the calculations as may be appropriate to reflect such agreement or such decision, as the case may be.

          3.8   Purchase Price Adjustment Procedures.  Schedule 3.8 is a
                ------------------------------------   ------------
preliminary calculation of the Net Working Capital and the Cash Portion of the Purchase Price relating thereto to be paid at Closing based upon the preliminary internally prepared financial statements for Delta Play and Safeplay as of May 31, 1997. Pending final calculation of Net Working Capital under Sections 3.6
                                                                  ------------
and 3.7, U.S. $250,000.00 (the "Holdback Amount") of the Cash Portion of the
    ---
Purchase Price will be held back at the Closing and deposited in an interest bearing trust account at Ladner Downs. Seller and Buyer will cooperate to complete the final calculation of Net Working Capital as soon as possible, but in no event later than ninety (90) days following the Closing Date. Within ten
(10) days after Net Working Capital is calculated, the parties will determine the correct Purchase Price based on the adjustments described in Section 2.1,
                                                                 -----------
and the amount owed by the Company to Seller or Seller to the Company, as applicable, will be paid by trust account check from Ladner Downs based on disbursement instructions signed by Buyer and Seller or, if Buyer and Seller are unable to agree, based on the decision of the arbitrator under Section 3.7.
                                                               -----------
Interest earned on the Holdback Amount will be allocated in the same manner as the Holdback Amount.


          ARTICLE IV.    REPRESENTATIONS OF SELLER
                         -------------------------

          Seller, 401566 B.C. Ltd. and Buchanan, jointly and severally, represent, promise and warrant to Buyer, the Company and the U.S. Subsidiary as of the date hereof and as of the Closing as follows:

          4.1   Organization.  The Seller is a corporation duly organized,
                ------------
validly existing, and in good standing under the laws of the Province of British Columbia, Canada, has all power and authority to own its property and carry on the Business as now conducted and has all necessary and material licenses, permits and government approvals. Seller is duly qualified to transact business in the jurisdictions listed on Schedule 4.1.
                               ------------

          4.2   Authorization.  The execution, delivery and performance of this
                -------------
Agreement and any other documents or instruments contemplated hereby have been duly authorized by all necessary action of the Seller and Seller's Shareholders, and this Agreement has been executed and delivered by the Seller and

Seller's Shareholders and constitutes a legal, valid and binding obligation of the Seller and Seller's Shareholders enforceable in accordance with its terms, except that such enforcement may be limited by applicable bankruptcy, insolvency or other laws of general application affecting the enforceability of creditor's rights generally and except that specific performance and equitable remedies may only be granted in the discretion of a court of competent jurisdiction.

          4.3   Financial Reports.  Attached hereto as Schedule 4.3 are true and
                -----------------                      ------------
correct copies of the unaudited financial statements (including a balance sheet and statement of income) of Seller for the years ended March 31, 1994, March 31, 1995, March 31, 1996, and March 31, 1997. The foregoing financial statements and the audited financial statements prepared by Ernst & Young are referred to hereinafter collectively, as the "Reports". Until Closing Seller shall deliver to Buyer no later than the 15th day of each month a true and correct copy of the financial statements (including a balance sheet and statement of income) of Seller as of the last day of each preceding month prepared from the books of Seller without audit (the "Interim Reports") (collectively, the Reports and the Interim Reports shall be referred to as the "Financial Reports"). All such Financial Reports are in accordance with the books and records of Seller and have been prepared in accordance with Canadian generally accepted accounting principles consistently followed throughout the periods indicated (except as indicated therein), reflect all assets and liabilities of Seller, including to the best knowledge of Seller all contingent liabilities, and present truly and completely the financial condition of Seller and the Business at such dates and results of its operations for the periods then ended, subject only, in the case of the Interim Reports, to normal year end adjustments.

          4.4   Absence of Undisclosed Liabilities.  Except to the extent
                ----------------------------------
reflected or reserved against in the Financial Reports or disclosed on Schedule
                                                                       --------
4.4, to the best knowledge of Seller, Seller did not have as of the date of the
---
Reports, for the year ended March 31, 1997, any material liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due.

          4.5   Absence of Certain Changes.  Except as reflected in Interim
                --------------------------
Reports, or as contemplated by this Agreement, since March 31, 1997, Seller has not and will not have as of the Closing Date:

                (a) Except as disclosed in Schedule 4.5, suffered any material
                                           ------------
adverse change in its financial condition, assets, liabilities, business, or prospects; experienced any labor difficulty; or suffered any material casualty loss (whether or not insured);

                (b) Incurred any material obligations or liabilities (whether absolute, accrued, contingent, or otherwise and whether due or to become due), except current liabilities in the ordinary course of business and consistent with past practice;

          (c) Entered into any contracts or agreements except in the ordinary course of business and consistent with past practice;

          (d) Except as disclosed on Schedule 4.6, permitted or allowed any of
                                     ------------
its properties or assets, real, personal, or mixed, tangible or intangible, to be mortgaged, pledged, or subjected to any lien or encumbrance other than the lien of current property taxes not yet due and payable;

          (e) Except as disclosed in Schedule 4.5, written down or written up
                                     ------------
the value of any of its inventory, or written off as uncollectible any of its notes or accounts receivable or any portion thereof, except for writedowns and write-offs in the ordinary course of business, consistent with past practice;

          (f) Cancelled any other material debts or claims, or waived any rights of substantial value, or sold or transferred any of its properties or assets, real, personal, or mixed, tangible or intangible, except in the ordinary course of business and consistent with past practice;

          (g) Knowingly disposed of or permitted to lapse any patent, trademark, or copyright or any patent, trademark, or copyright application or license, or disposed of or disclosed to any person any trade secret, formula, process, or know-how;

          (h) Granted any increase in compensation or rate of compensation or commission payable or to become payable to any of its employees or agents except merit or seniority increases made in the usual course of business and heretofore disclosed to Buyer;

          (i) Made capital expenditures or commitments for additions to property, plant, or equipment aggregating in excess of $10,000;

          (j) Made any change in any method of accounting or accounting practice; or

          (k) Agreed, whether in writing or otherwise, to take any action described in this Section 4.5.
                  -----------

    4.6   Title to Purchased Assets.  Except for the Excluded Assets or as
          -------------------------
disclosed on Schedule 4.6, the Purchased Assets constitute all of the assets
             ------------
used in the Business and Seller owns, and has the right to transfer to Buyer, the Purchased Assets, free and clear of any liens, charges, encumbrances or security interests, whether by mortgage, pledge, lien, conditional sale agreement, encumbrance, charge, or otherwise, and such Purchased Assets are not subject to any lease or license other than as described on Schedule 4.6. At the
                                                           ------------
Closing all of the liens and
encumbrances described on Schedule 4.6 affecting the Purchased Assets will be
                          ------------
paid or discharged in full. There are no outstanding options, agreements or commitments obligating Seller to sell the Business or any of the Purchased Assets to any other person except for sales of products in the ordinary course of business.

          4.7   Personal Property.  Schedule 1.1(c) contains a complete and
                -----------------   ---------------
accurate list of all of the Personal Property used by Seller in the Business with a value in excess of $1,000.00. Except as otherwise disclosed on Schedule
                                                                       --------
4.7, the Personal Property and Supplies are all in possession of Seller and
---
located at Seller's principal place of business, are in good and useable condition and repair with no known material defects and of a quality and quantity useable in, and adequate for, the ordinary course of business.

          4.8   Property Violations.  The Seller has not received any
                -------------------
notification that there is any violation of any building, zoning, or other law, ordinance, or regulation in respect of any property used by Seller in the Business, and to the best of its knowledge no such violation exists.

          4.9   Purchased Inventory.  The Purchased Inventory is in good
                -------------------
condition and consists of a quality, type and quantity useable and saleable in the ordinary course of business without discounts or adjustments.

          4.10  Accounts Receivable.  All of the Accounts Receivable have been
                -------------------
or will have been created in the ordinary course of business from the sale of Seller's products or services on normal and customary terms of sale, represent bona fide obligations from unrelated parties, and are collectible in the ordinary course except to the extent of the Reserve.

          4.11  Compliance With Other Instruments.  The Seller has complete and
                ---------------------------------
unrestricted power to undertake and perform all of the obligations contained in this Agreement. Neither the execution and delivery, nor the consummation of the transactions provided for in this Agreement, will violate the organizational documents of Seller or any material agreement, mortgage, indenture, license, franchise, permit, lease or other instrument, judgment, decree, order, law or regulation by which the Seller is bound. No consent is required for Seller to enter this Agreement or consummate the transaction contemplated thereby that has not been obtained.

          4.12  Litigation.  Except as disclosed in Schedule 4.12, there is no
                ----------                          -------------
action, suit, litigation or proceeding pending, or, to the best knowledge of the Seller, threatened against or relating to the Seller or the Business.

          4.13  Tax Returns.  Seller's income tax returns for the years ended
                -----------
March 31, 1992, 1993, 1994, 1995 and 1996, true and correct copies of which have been provided to Buyer, are in accordance with the books and records of Seller and are materially correct and complete. Seller has duly filed all tax reports and returns required to be filed by it and has duly paid all taxes and other charges due or claimed to be due from it by federal, provincial, state, or local taxing authorities (including, without limitation, those due in respect of its properties, income, franchise, licenses, sales, and payrolls); there are no tax liens upon any of the Purchased Assets (other than liens for current taxes not yet due); there are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment of any tax or deficiency against the Purchased Assets or Seller nor are there to the best knowledge of Seller any actions, suits, proceedings, investigations or claims now pending against Seller or relating to the Business; and, there are no pending discussions or questions relating to, or claims asserted for taxes or assessments against the Seller.

          4.14  Insurance.  To the best knowledge of Seller, Schedule 4.14
                ---------                                    -------------
contains a summary of claims filed with respect to insurance maintained by Seller. The current policies issued to Seller, copies of which are attached as part of Schedule 4.14, are valid, outstanding, and enforceable policies which
        -------------
shall continue to be in effect through the Closing. To the best knowledge of Seller, Seller has not been refused any insurance nor has any such coverage been limited by an insurance carrier to which it has applied for insurance during the last three years.

          4.15  Leases.  Schedule 4.15 hereto contains an accurate and complete
                ------   -------------
description of the terms of all leases pursuant to which Seller leases real or personal property from or to others. A true, correct and complete copy of all leases (including all amendments or modifications thereto) have been provided to Buyer. All such leases are valid, binding, in full force and effect with no default thereunder and enforceable in accordance with their terms, except that such enforcement may be limited by applicable bankruptcy, insolvency or other laws of general application affecting the enforceability of creditor's rights generally and except that specific performance and equitable remedies may only be granted in the discretion of a court of competent jurisdiction.. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not terminate or be a cause for default under any such leases and no consent to assignment of any of such leases is required that has not been obtained.

          4.16  Intellectual Property.  Schedule 4.16 hereto contains an
                ----------------------  -------------
accurate and complete description of all Intellectual Property owned or held by Seller and used in the Business, as well as all pending applications for registration of any rights in Intellectual Property. No products sold, nor any patents, formulae, processes, designs, patterns, know-how, trade secrets, trademarks, trade names, assumed names, copyrights, or designations used in its business are included in any interference proceeding or infringe on any proprietary rights of any person. No licenses, sublicenses or covenants have been granted or entered into by

Seller in respect of any Intellectual Property. The Seller validly owns or has valid licenses for Intellectual Property that is necessary for the conduct of the Business as now conducted.

          4.17  Employee Matters.  Schedule 4.17 hereto contains an accurate and
                ----------------   -------------
complete (a) list of all employees showing their date of hire, compensation, accrued vacation and sick leave as of the Effective Time, and (b) a description of, and the annual amount payable pursuant to, each fringe-benefit plan or arrangement payable to employees (including each bonus, deferred compensation, or other arrangement). Except as disclosed on Schedule 4.17, there are no
                                               -------------
contracts of employment with any employees. To the best knowledge of Seller, Seller has complied with all applicable laws relative to employee benefits. Seller is not a party to any collective bargaining or other labor agreement and neither Seller nor any of Seller's Shareholders is aware of any labor union organizing activities involving Seller's employees.

          4.18  Contracts and Commitments.  Schedule 1.1(d) hereto is a list of
                -------------------------   ---------------
all of the following contracts, agreements, plans, arrangements, or commitments currently in effect for the benefit of or relating to the Business:

                (a) All contracts, agreements, or commitments with respect to the sale of products or services;

                (b) All contracts and commitments for the purchase of supplies, materials, equipment, parts inventory, or other products involving expenditures or commitments in excess of $3,000;

                (c) All sales agency and distributor agreements or franchises;

                (d) All other agreements with suppliers of goods and services involving expenditures or commitments in excess of $3,000 or which cannot be terminated on thirty (30) days' notice;

                (e) All agreements providing for the services of any independent contractor;

          Except as specified in Schedule 4.18, all of such contracts,
                                 -------------
agreements, and commitments, are valid, binding, and in full force and effect and to the best of Seller's knowledge there is no existing material default thereunder; and the transaction contemplated by this Agreement will not create nor result in a default thereunder and will not cause acceleration of any obligation of any party thereto or the creation of any lien, encumbrance, or security interest in or upon any Purchased Assets or grant any other right or remedy to a third party; copies of all of the documents described in the aforesaid schedules have been delivered to Buyer or will be delivered upon request and are, or will when delivered be, true and complete in all material respects and include all material amendments, supplements or modifications thereto.

          4.19  Compliance with Law.  Seller has not received any notice of any
                -------------------
violation of and to the best knowledge of Seller has complied in all material respects with all laws, regulations, and orders applicable to the Business including all rules and regulations of the Consumer Product Safety Commission, and all federal, provincial, state and local environmental laws, rules and regulations.

          4.20  Licenses and Permits.  Schedule 4.20 hereto is a list of all
                --------------------   -------------
licenses and permits required for Seller's operation of the Business, all of which are in full force and effect.

          4.21  Product Warranties.  The warranty reserve reflected on the
                ------------------
Closing Balance Sheet will adequately cover the amount of all warranty claims for products and services sold by Seller prior to the Effective Time, or if it is not adequate, Seller will be responsible for the amount of any claims in excess of the warranty reserve.

          4.22  Disclosure.  All material facts of which Seller or Seller's
                ----------
Shareholders have knowledge relating to the Business or the operations, financial condition, and prospects of Seller and the Business are reflected in the Financial Reports or have been disclosed in this Agreement or otherwise disclosed in writing to Buyer. No material representation or warranty by Seller contained in this Agreement and no statement contained in any exhibit, schedule certificate, list, or other writing furnished to the Buyer or the Company pursuant to the provision hereof contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein not materially misleading.


          ARTICLE V.     CONDUCT OF BUSINESS PRIOR TO CLOSING
                         ------------------------------------

          Seller and Dan Buchanan, one of Seller's Shareholders, jointly and severally, covenant and agree that from the Effective Time and prior to the Closing, except as Buyer shall have consented in writing:

          5.1   Operation in Ordinary Course.  The Business will be conducted
                ----------------------------
only in the ordinary course consistent with past practices. Seller shall not make any distributions or other payments to Seller's Shareholders except for compensation for services consistent with past practices.

          5.2   Operation of the Business.  Seller and Seller's Shareholders
                -------------------------
shall use their best efforts to keep the Business intact and to preserve the goodwill of suppliers, customers and others having business relations with the Seller and to keep available to Buyer the services of the present employees and agents.

          5.3   Employees.  Seller shall pay all salaries, wages, payroll taxes,
                ---------
benefits, vacation pay, all other fringe benefit costs, and all other costs of every nature whatsoever due or accrued at or prior to the Closing to or for the benefit of its employees or agents. Notwithstanding the foregoing, accrued vacation pay will be prorated as of the Effective Time and accrued on the Closing Balance Sheet and included as an Assumed Liability for any of Seller's employees hired by Buyer pursuant to Section 12.3 hereof, in which event the
                                     ------------
Company shall be responsible for accrued vacation from and after the Effective Time. No increase will be made in the compensation or commissions payable to or become payable to any employees or agents. Effective as of the close of business on the Closing Date, Seller shall terminate the employment of all of Seller's employees and Buyer shall have the right to hire such employees as contemplated by Section 12.3 hereof. Seller shall hold Buyer and the Company
                ------------
harmless and indemnify Buyer from loss, cost or expense including but not limited to attorneys' fees which might result from any claim by or on behalf of any of Seller's employees relating to any event which occurs prior to the Effective Time as well as all severance liability related to terminated employees after the Effective Time through the Closing Date, except to the extent such liabilities are accrued on the Closing Balance Sheet and included as Assumed Liabilities.

          5.4   Payment of Liabilities.  Seller shall pay as the same becomes
                ----------------------
due all of Seller's liabilities accrued after, at, or prior to the Closing and not included as Assumed Liabilities; provided Seller shall be entitled to contest any liabilities in good faith so long as no lien or charge is imposed on the Purchased Assets, the Company or the U.S. Subsidiary as a result thereof.

          5.5   Payment of Taxes.  Seller shall promptly file all tax returns
                ----------------
and pay all federal, provincial, state and local tax assessments and governmental charges which are or may be lawfully levied or assessed against Seller, the Business or the Purchased Assets for periods ending on or prior to the Effective Time, including, but not limited to income, ad valorem, sales, use, excise, franchise, and personal property taxes.

          5.6   Insurance.  Seller will maintain in effect through the Closing
                ---------
Date all existing insurance coverage covering the Purchased Assets.

          5.7   Maintenance of Properties, etc.  Through the Closing Date,
                -------------------------------
Seller will maintain all the properties in customary repair, order and condition, reasonable wear and use and damage by fire or other casualty excepted. Seller shall be responsible for all risk of loss prior to the Closing Date.

          5.8   Maintenance of Books, etc.  Through the Closing Date, Seller
                --------------------------
will maintain the books, accounts and records in the usual manner on a basis consistent with prior periods. The Seller will duly comply in all material respects with all laws and decrees applicable to it.

          5.9   Certain Prohibited Transactions.  Except with the prior written
                -------------------------------
consent of the Buyer, Seller will not enter into any contract to merge or consolidate with or sell all or any substantial part of the Purchased Assets to any other person or change the character of the Business.

          5.10  Update Schedules; Designation of Assigned Contracts.  Seller and
                ---------------------------------------------------
Seller's Shareholders shall advise Buyer promptly of any changes in the information provided in the schedules attached hereto.


          ARTICLE VI.    COVENANTS OF THE SELLER
                         -----------------------

          6.1   Telephone Number.  Seller will assist in the transfer of the
                ----------------
business telephone number to the Company at the Closing.

          6.2   Cooperation.  The parties shall use their reasonable best
                -----------
efforts to cause the sale contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with and give notices to third parties which may be necessary or reasonably required in order to effect the transactions contemplated hereby. Following the Closing, Seller and Seller's Shareholders will use their reasonable best efforts to preserve the Business organization intact and to keep available the services of Seller's employees and representatives and to preserve the goodwill of the employees, customers, suppliers and others having business relations with Seller.

          6.3   Non-Competition.  Each of Buchanan and Seller's Shareholders
                ---------------
agrees that during the Non-Competition Period (as defined below), such Shareholder shall not engage, directly or indirectly, through Seller or otherwise, whether as owner, director, officer, employee, consultant, agent or otherwise, (a) in any business in competition with the business conducted by the Company following the Closing with respect to the portion of the Non-Competition Period commencing on the Closing Date and continuing while the Selling Shareholder is employed by the Company, Buyer or an affiliate of Buyer, and (b) for the balance of the Non-Competition Period, in any business in competition with the business conducted by the Company as of the date the Selling Shareholder ceases to be employed by the Company, Buyer or an affiliate of Buyer. The foregoing non-competition covenant will apply to any country in which the Company is then selling its products or services. The non-competition covenant will not restrict the rights of Seller and Seller's Shareholders to conduct a business limited to the Ball Washer and Fire Ladder assets described in Section 1.2. Each Selling Shareholder also covenants
   -----------
and agrees that during the Non-Competition Period, he will not directly or indirectly induce any employee of the Company or Buyer to terminate his employment with the Company or Buyer. The "Non-Competition Period" shall mean the period commencing on the Closing Date and ending on the later of (a) the fifth anniversary of the Closing Date, or (b) the second anniversary of the date on which the Seller's Shareholder ceases to be employed by the Company, Buyer or an affiliate of Buyer. Seller's Shareholders agree that this non-competition covenant is reasonable and necessary from the standpoint of protecting the Buyer from competing efforts and acknowledges that the Buyer would not enter into this Agreement without this covenant. The provisions of this non-competition covenant are severable and shall be enforceable to the maximum extent permitted by law. If the covenant shall be held by a court of competent jurisdiction to be unenforceable under applicable law with respect to the entire area, the entire duration, or the scope of activities of the covenant, then the covenant shall be deemed enforceable in such part or parts of the area, for such lesser period of time, and for such limited scope of activities as is permissible under applicable law. Each of Seller's Shareholders acknowledges that a breach of this non-competition covenant would result in irreparable damage to Buyer and the Company, and without limiting other remedies which may exist for a breach of this covenant, agree that this covenant may be enforced by temporary restraining order, temporary injunction, and permanent injunction restraining violation hereof, pending or following trial on the merits.

          6.4   Transfer Tax.  The Company will be responsible for and Buyer
                ------------
will cause the Company to pay at Closing or at such other times as when due any taxes including those under the Property Transfer Tax Act (British Columbia),
                                -------------------------
Social Service Tax Act (British Columbia) and the Excise Tax Act (Canada) or
----------------------                            --------------
similar taxes, and any registration, transfer or assignment fees or charges required to be paid by a purchaser (but not any income or similar taxes required to be paid by the Seller or Seller's Shareholders) in respect of the sale and transfer of the Purchased Assets to the Company and the U.S. Subsidiary, and Buyer shall indemnify and save Seller harmless from and against any claims, demands, actions, causes of action, loss, damage, cost, penalty or expense whatsoever, including legal fees, suffered or incurred by Seller by reason of the failure of the Company to pay or discharge any such amounts. Without limiting Seller's right to indemnification hereunder, the Company, if a registrant under the Excise Tax Act (Canada), will make the buyer's election
                     --------------
contemplated by Section 167 of such Act.
                                    ---

          6.5   Confidential Information.  In the event that the transaction
                ------------------------
herein provided for is not consummated, Buyer agrees that:

                (a) it and its Associates will not, directly or indirectly, use for their own purposes any information, trade secrets or confidential data relating to Seller or the Business

(including the customers of the Business, its operations or the methods of conducting the Business) discovered or acquired by Buyer or its authorized representatives as a result of Seller making available to Buyer or its authorized representatives any of the information and materials in connection with the transaction contemplated under this Agreement;

                (b) it and its Associates will not disclose, divulge or communicate, orally, in writing or otherwise, any such information, trade secrets or confidential data to any other person or company; and

                (c) upon request by Seller, Buyer will forthwith return to Seller or destroy all materials or documents containing any such information, trade secrets or confidential data.


          ARTICLE VII    REPRESENTATIONS BY THE BUYER AND THE COMPANY
                         --------------------------------------------

          Buyer and the Company, jointly and severally, represent, promise and warrant to Seller as follows:

          7.1   Organization.  Buyer is a corporation duly organized, validly
                ------------
existing, and in good standing under the laws of the State of Colorado, and has all corporate power and authority to own its property and carry on its business as now conducted. The Company, is a corporation duly organized and validly existing under the laws of the Province of Nova Scotia and will be registered in the Province of British Columbia promptly following the Closing and the U.S. Subsidiary, when formed, will be a corporation duly organized and validly existing under the laws of the State of Colorado.

          7.2   Authorization.  The execution, delivery and performance of this
                -------------
Agreement and any other documents or instruments contemplated hereby has been duly authorized by all necessary corporate actions of the Buyer, and this Agreement has been executed and delivered by Buyer and constitutes a legal, valid and binding obligation of the Buyer enforceable in accordance with their terms, except that such enforcement may be limited by applicable bankruptcy, insolvency or other laws of general application affecting the enforceability of creditor's rights generally and except that specific performance and equitable remedies may only be granted in the discretion of a court of competent jurisdiction.

          7.3   Compliance With Other Instruments.  Buyer has complete and
                ---------------------------------
unrestricted power to undertake and perform all of the obligations contained in this Agreement. Neither the execution and delivery, nor the consummation of the transactions provided for in this Agreement, will violate the Articles of Incorporation or the Bylaws of the Buyer or any material agreement, mortgage, indenture, license, franchise, permit, lease or other instrument, judgment, decree, order, law or regulation by which the Buyer is bound.

          7.4   Litigation.  There is no action, suit, litigation or proceeding
                ----------
pending, or, to the best knowledge of the Buyer, threatened against or relating to the Buyer which could adversely affect the ability of Buyer to perform the transactions contemplated by this Agreement.


          ARTICLE VII    CONDITIONS PRECEDENT TO BUYER'S
                         -------------------------------
                         OBLIGATIONS
                         -----------

          The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the fulfillment to its satisfaction of the following conditions prior to or at the Closing (unless expressly waived in writing by Buyer).

          8.1   Representations, Warranties and Covenants.  The representations
                -----------------------------------------
and warranties made by Seller and Buchanan shall be true and correct in all material respects at and as of the Closing Date; and Seller and Seller's Shareholders shall have performed and complied in all material respects with all covenants, agreements and conditions contained in this Agreement required to be performed or complied with by them prior to the Closing and Seller shall provide to Buyer at the Closing a certificate to such effect executed by Seller and Seller's Shareholders.

          8.2   Litigation.  There shall be no litigation pending or threatened
                ----------
against Seller, Buchanan or Seller's Shareholders with respect to the consummation of this Agreement or which could adversely affect the ability of Seller to convey the Purchased Assets to the Company.

          8.3   Consent and Approval.  There shall have been obtained and
                --------------------
delivered to Buyer the consent of any party whose failure to consent would materially affect any asset or right transferred to the Company or would materially affect the Company's ability to operate the Business.


          ARTICLE IX.    CONDITIONS PRECEDENT TO SELLER'S
                         --------------------------------
                         OBLIGATIONS
                         -----------

          The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the fulfillment to its satisfaction of the following conditions prior to at the Closing (unless expressly waived in writing by Seller):

          9.1   Representations, Warranties and Covenants.  The representations
                -----------------------------------------
and warranties made by Buyer shall be true and correct in all material respects at and as of the Closing Date and Buyer shall have performed and complied in all material respects with all covenants, agreements and conditions contained in this

Agreement required to be performed or complied with by it prior to the Closing and Buyer shall provide to Seller at the Closing a certificate to such effect executed by an officer of Buyer.

          9.2   Litigation.  There shall be no litigation pending or threatened
                ----------
against Buyer with respect to the consummation of this Agreement.


          ARTICLE X.     FAILURE OF CONDITIONS
                         ---------------------

          This Agreement may be terminated by either party if the conditions precedent to such party's performance hereunder have not been satisfied as of the Closing. In addition, if the failure of a condition precedent is due to a breach of this Agreement by the other party, the non-breaching party will have all available remedies at law and in equity, including the right of specific performance.


          ARTICLE XI.    SURVIVAL AND INDEMNITY
                         ----------------------

          11.1  Survival of Representations, Warranties and Covenants.  All of
                -----------------------------------------------------
the representations and warranties contained herein and in any documents delivered pursuant to this Agreement shall survive the Closing hereunder for a period of two (2) years except for representations and warranties regarding taxes which shall survive for the period of the applicable limitation period in the Income Tax Act. The covenants of all the parties herein, including the indemnity obligations relating thereto shall survive the Closing subject only to the applicable limitation period. The representations and warranties of the parties shall remain in full force and effect for the specified period of time regardless of the Closing and irrespective of any investigation which the parties or their respective counsel or accountants or other representatives may make in connection with this transaction or any matter involved therein. By closing hereunder, Buyer, the Company and the U.S. Subsidiary shall acknowledge and accept Seller's qualification of its representations and warranties by the matters disclosed in any Schedule hereto as updated pursuant to Section 5.10;
                                                                ------------
provided that such disclosure shall not relieve Seller from its obligation under any covenants relating to disclosed matters, including its obligations under

Section 1.5.
-----------

          11.2  Indemnity by Seller, Buchanan and 401566 B.C. Ltd. Seller,
                --------------------------------------------------
Buchanan and 401566 B.C. Ltd., jointly and severally, shall indemnify, save, and hold harmless Buyer, the Company and the U.S. Subsidiary from any "damages" as hereinafter defined. "Damages," as used herein, shall mean and include any loss, cost, expense, or other liability, including counsel fees, which Buyer, the Company or the U.S. Subsidiary may incur or suffer by reason of the inaccuracy of any representation of the Seller or Seller's Shareholders contained in this Agreement, any misrepresentations in or omission from any schedule, exhibit or other instrument furnished by Seller, Buchanan or Seller's Shareholders to Buyer, the Company or the U.S. Subsidiary and breach or default in performance by the Seller, Buchanan or Seller's Shareholders, of the covenants which they are to perform hereunder. The foregoing indemnity is not intended to include any damages caused by Buyer, the Company or the U.S. Subsidiary in the conduct of the Business following the Closing. Buyer, the Company and the U.S. Subsidiary shall be entitled to exercise all remedies provided by law in the event of Seller's or Seller's Shareholders' breach of any representation, warranty or covenant.

          11.3  Indemnity by Buyer.  Buyer shall indemnify, save, and hold
                ------------------
harmless Seller from any "damages" as hereinafter defined. "Damages," as used herein, shall mean and include any loss, cost, expense, or other liability, including counsel fees, which Seller may incur or suffer by reason of the inaccuracy of any representation of Buyer or the Company contained in this Agreement, any misrepresentations in or omission from any schedule, exhibit, or other instrument furnished to Seller, and breach or default in performance by the Buyer, of the covenants which it is to perform hereunder. The foregoing indemnity is not intended to include any damages caused by Seller or Seller's Shareholders in the conduct of the Business prior to the Closing. Seller shall be entitled to exercise all remedies provided by law in the event of Buyer's breach of any representation, warranty or covenant.

          11.4  Notice of Claim.  If either party to this Agreement (the
                ---------------
"Indemnified Party") shall become aware of any claim, proceeding or other matter involving any loss in respect of which the other party (the "Indemnifying Party") is required to indemnify the Indemnified Party pursuant to this Agreement, then the Indemnified Party shall promptly and in any case within ninety (90) days of becoming aware of the Claim give written notice thereof to the Indemnifying Party. The notice shall specify with reasonable particularity the factual basis for the claim and the amount of the claim if known.

          11.5  Limitation.  The liability of Seller for any claim relating to a
                ----------
breach of or any inaccuracy in any of the representations and warranties shall be limited to the Purchase Price. In no event shall the total liability of the Seller under Section 11.2 exceed the amount of the Purchase Price. The Seller
             ------------
shall not be liable under Section 11.2 for any claim for indemnity for breach of
                          ------------
a warranty or representation until the aggregate of all such claims exceeds $10,000.


          ARTICLE XII    POST-CLOSING RIGHTS AND OBLIGATIONS
                         -----------------------------------

          12.1  Preservation of Records.  At the Closing, Seller shall deliver
                -----------------------
to the Company all of the books, records, and other documents or information relating to the Business but shall not be required to deliver any records, documents or other information regarding Seller. The party retaining the records shall maintain, preserve and, upon reasonable notice, provide the other party or its representatives access during normal business hours to, and the right to make copies of, all financial books and records, marketing and sales records, files, data, projections, reports, correspondence, lists, records and reports concerning customers, employees, and suppliers, or any dealings with federal, state and local government bodies and regulatory agencies or otherwise relating to or used in connection with the Purchased Assets that relate to periods prior to the Closing Date. The party possessing the records shall provide the other party or its representatives prior written notice of its intent to destroy or otherwise dispose of any such books, records, correspondence, documents or files held pursuant to this Agreement and, upon request of the other party or its representatives, shall deliver to the other party such books, records, correspondence, documents or files with respect to periods prior to the Closing as requested by the other party or its representatives.

          12.2  Cooperation.  Seller, Buchanan, Seller's Shareholders and Buyer
                -----------
shall cooperate with each other as reasonably required to complete a smooth transition of the ownership of the Business from Seller to the Company.

          12.3  Employees.  The Company shall offer to hire all of Seller's
                ---------
employees following the Closing on substantially the same terms and conditions as disclosed in Schedule 4.17 including medical, dental and vacation plans, but
                -------------
the Company shall thereafter have the right to modify the terms of employment or terminate the employment of any employee. The Company shall be responsible for all payments due employees following the Closing, including payments due as a result of termination of employment of any employee following the Closing Date and shall indemnify and hold Seller harmless with respect thereto.

          12.4  Tax Elections.  The parties agree to elect pursuant to section
                -------------
22 of the Income Tax Act (Canada) to have the provisions of section 22 apply to the transfer of the Accounts Receivable. In addition, the parties agree to elect pursuant to subsection 20(24) of the Income Tax Act (Canada) within the time limit and the manner set out in subsection 20(25) to have the provisions of subsection 20(24) apply to the transfer of any Deposits.


          ARTICLE XII    GENERAL
                         -------

          13.1  Notice.  All notices, requests, demands and other communications
                ------
hereunder shall be furnished to the other party at its address listed below (or such other address as notified in writing), shall be in writing, and shall be deemed to have been duly given if delivered personally or mailed, by certified or registered mail, return receipt requested and postage prepaid.

                (a) If to Buyer, to:

                    Koala Corporation
                    11600 E. 53rd Avenue, Unit D
                    Denver, Colorado  80239
                    Attention:  Mark Betker

                    With a copy to:

                    Otten, Johnson, Robinson, Neff &
                      Ragonetti, P.C.
                    1600 Colorado National Building
                    950 Seventeenth Street
                    Denver, CO 80202
                    Attention:  William R. Neff, Esq.

                (b) If to Seller or Seller's Shareholders, to:

                    Suite 200
                    14666 64th Avenue
                    Surrey, British Columbia
                    Canada  V3S 1X7
                    Attention:  Dan Buchanan

          13.2  Amendment.  This Agreement may be amended or modified only by a
                ---------
written instrument executed by the party hereto against which it is to be enforced.

          13.3  Expenses of Parties.  Except as otherwise specifically provided
                -------------------
herein, each party to this Agreement shall pay its own expenses (including, without limitation, the fees and expenses of their respective agents, representatives, counsel and accountants) incidental to the preparation and carrying out of this Agreement. In the event a party commences legal action against another party to enforce its rights under this Agreement, the prevailing party in such action shall be entitled to recover all of its costs and expenses in connection therewith, including reasonable attorneys' fees and costs.

          13.4  Brokers.  Seller shall indemnify Buyer and the Company, and
                -------
Buyer shall indemnify Seller, against any claim by any third person for any commission, brokerage, finder's fee or other payment based upon any alleged agreement or understanding between such party and such third person, whether expressed or implied from the actions of such party.

          13.5  Governing Law.  This Agreement is being delivered in and shall
                -------------
be construed in accordance with and governed by the laws of the Province of British Columbia, Canada.

          13.6  Headings.  The headings contained in this Agreement are for
                --------
reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

          13.7  Prior Agreements; Counterparts.  This Agreement, with its
                ------------------------------
Exhibits and Schedules, merges and integrates all prior agreements and representations respecting this transaction, whether written or oral, and constitutes the sole agreement of the parties in connection therewith. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          13.8  Assignment.  This Agreement shall not be assignable by Seller or
                ----------
Buyer, except that the Buyer may assign this Agreement to the Company and the U.S. Subsidiary provided Buyer remains fully liable to Seller hereunder.
Subject to the foregoing, this Agreement shall be binding upon, and inure to the benefit of, and be enforceable by, the respective successors and permitted assigns of the Seller and the Buyer. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies under or by reason of this Agreement.

          13.9  Waiver.  The failure of any party to enforce any right arising
                ------
under this Agreement on one or more occasions shall not operate as a waiver of that or any other right on that or any other occasion.

          13.10 Submission to Jurisdiction.  Each of the parties irrevocably
                --------------------------
submits to the jurisdiction of the courts of British Columbia in any action and each party to this Agreement waives, and will not assert by way of motion, as a defense, or otherwise, in any action, claim that:

                (a) that party is not subject to the jurisdiction of the courts of British Columbia;

                (b) the action is brought in an inconvenient forum;

                (c) the venue of the action is improper; or

                (d) any subject matter of the action may not be enforced in or by the courts of British Columbia.

          In any suit or action brought to obtain a judgment for the recognition or enforcement of any final judgment rendered in an action, no party to this Agreement will seek any review with respect to the merits of such action, whether or not that party appears in or defends the action.

          13.11 Press Release.  The parties will consult with each other prior
                -------------
to the issuance of any press release regarding this Agreement. Seller and Seller's Shareholders acknowledge, however, that Buyer is required to make certain disclosures regarding this Agreement, as required by applicable securities laws.

          13.12 Counterparts.  This Agreement may be executed in multiple
                ------------
counterparts and by facsimile signature, all of which together shall be deemed one and the same originally executed document.

          IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                              SELLER:

                              DELTA PLAY LTD., a corporation
                              incorporated under the laws of the
                              Province of British Columbia


                              By: _______________________________
                                    President

                              SAFEPLAY DESIGNS INC., a corporation
                              incorporated under the laws of the
                              Province of British Columbia


                              By: _______________________________
                                    President

                              BUCHANAN:


                              ___________________________________
                              Dan Buchanan


                              SELLER'S SHAREHOLDERS:

                              401566 B.C. LTD.


                              By: _______________________________
                                    Dan Buchanan


                              ___________________________________
                              Steven Lee


                              ___________________________________
                              Darci Forbes


                              ___________________________________
                              Bonnie Buchanan

                              BUYER:

                              KOALA CORPORATION, a Colorado
                              corporation



                              By: _______________________________
                                    Chairman and Chief
                                    Executive Officer


                              COMPANY:

                              DELTA PLAY COMPANY, a corporation
                              organized under the laws of the
                              Province of Nova Scotia



                              By: _______________________________
                                    Chairman

                                   EXHIBIT A
                                   ---------

                               EMPLOYMENT LETTER

                                 June 23, 1997


Mr. Dan Buchanan
14666 64th Avenue, Suite 200
Surrey, British Columbia
Canada  V3S 1X7

Dear Dan:

          This letter will set forth your compensation during the term of your employment as President and Chief Executive Officer of Delta Play Company (the "Company"), a newly formed subsidiary of Koala Corporation ("Koala").

          1. The Company has been formed by Koala to complete the acquisition of the business and substantially all of the assets of Delta Play Ltd. pursuant to the terms of the Agreement for Sale and Purchase of Assets dated as of June 23, 1997 (the "Purchase Agreement").

          2. Effective upon the closing under the Purchase Agreement, you will be employed on a full-time basis as President and Chief Executive Officer of the Company and, subject to the direction of the board of directors of the Company, will be responsible for all of the Company's operations. You will have the authority delegated to you by the board of directors to act on behalf of the Company and will report to the Chairman and Chief Executive Officer of Koala.

          3. While you are employed by the Company, you will be permitted to continue to be involved with the Wash-a-Ball and fire ladder projects provided your involvement does not interfere unreasonably with your employment with the Company.

          4. You will serve as President and Chief Executive Officer of the Company until either the board of directors of the Company or you elects to terminate your employment upon not less than ninety (90) days' prior written notice.

          5. If your employment is terminated by the Company pursuant to paragraph 4 prior to June 23, 1999, without cause or as a result of any disability, the Company will pay you a lump sum severance payment equal to your then current base salary through June 23, 1999. You will not be entitled to any severance payment if you die, voluntarily terminate your employment with the Company, the Company terminates your employment for cause or the Company terminates your employment after June 23, 1999 for any reason. For this purpose, "cause" shall mean misappropriation of Company funds, repeated failure to perform your duties as directed by the board of

                              Exhibit A - Page 1

Mr. Dan Buchanan
June 23, 1997
Page 2


directors of the Company, usurping a corporate opportunity, acting outside the scope of your authority, conviction of a felony or other similar actions.

          6. You will be entitled to a base salary of Canadian $150,000.00 per year, payable in accordance with the Company's regular payroll practices. During the first twelve months of your employment you, as a shareholder of Delta Play Ltd., will be receiving a contingent payment under the Purchase Agreement based on the Company's performance. After the first twelve month period, you will be entitled to participate in the Company's incentive compensation plan which will provide for additional compensation based on the Company's performance in the form of quarterly cash bonuses and discretionary stock options under Koala's Stock Option Plan. The Company will adopt the incentive compensation plan prior to the first anniversary of the closing under the Purchase Agreement.

          7. Your base salary will be reviewed by the board of directors of the Company during November of each year commencing in 1998 and may be increased for the subsequent year. The board of directors will also review and propose your performance bonus arrangement for the subsequent year.

          8.        All payments to you will be subject to required withholding.

          9. You will be entitled to participate in all of the Company's benefit plans for its employees, including vacation plans and medical insurance. These fringe benefits will be comparable to the benefits provided to the Chief Executive Officer of Koala.

          10. The Company will reimburse you for your reasonable travel and lodging expenses in connection with travel for the Company (business class for flights over four (4) hours in length) as well as for other reasonable expenses you incur in connection with the performance of your duties for the Company. The reimbursements will include reasonable expenses (e.g., mileage and business insurance costs) for your use of your personal automobile for business purposes.

          11. While you are employed by the Company, the Company will continue the key man life insurance policy on your life provided that the Company is the owner and beneficiary of the policy.

                              Exhibit A - Page 2

Mr. Dan Buchanan
June 23, 1997
Page 3


          We look forward to working with you as President and Chief Executive Officer of the Company. Please confirm your agreement to the terms of this letter by signing and returning the enclosed copy.

                              Very truly yours,

                               _________________________________



                              By: ______________________________


AGREED:



__________________________    Date: ____________________________
Dan Buchanan

                              Exhibit A - Page 3

                         LIST OF EXHIBITS AND SCHEDULES


     Exhibit A                Employment Letter
     Exhibit B                Registration Rights Agreement

     Schedule 1.1(c)          Personal Property
     Schedule 1.1(d)          Intellectual Property
     Schedule 1.2             Excluded Assets
     Schedule 2.3             Allocation of Purchase Price
     Schedule 3.8             Preliminary Calculation of Net Working Capital
     Schedule 4.1             Seller's Qualified Business Jurisdictions
     Schedule 4.3             Seller's Financial Statements
     Schedule 4.4             Seller's Liabilities
     Schedule 4.5             Seller's Disclosure of Material Adverse Conditions
     Schedule 4.6             Title Exceptions
     Schedule 4.7             Personal Property Disclosure
     Schedule 4.12            Threatened or Pending Litigation
     Schedule 4.14            Insurance
     Schedule 4.15            Leases
     Schedule 4.17            Employee Matters
     Schedule 4.18            Contracts and Commitments
     Schedule 4.20            Licenses/Permits

                            Exhibits/Schedules - 1

None of the above-listed Schedules are being filed with the SEC. The Registrant hereby agrees to furnish supplementally a copy of any Schedule to the SEC upon request.